Exhibit 99.2

RECONCILIATION FROM GAAP TO NON-GAAP RESULTS:

Pursuant to Regulation G, Equinix is hereby providing a reconciliation of a non-GAAP financial metric to the most directly comparable GAAP measure.

Equinix defines EBITDA as net income (loss) from operations from the condensed consolidated statement of operations, which we feel is the most directly comparable GAAP measure to EBITDA, less depreciation, amortization, accretion and stock-based compensation expense and less any restructuring charges.

EBITDA is not a measurement under accounting principles generally accepted in the United States and may not be similar to EBITDA measures of other companies. Management believes that EBITDA is a relevant metric to provide investors, as it is an indicator of operating performance, especially in a capital-intensive industry such as ours, since it excludes items that are not directly attributable to ongoing business operations.

Accordingly, Equinix uses non-GAAP financial measures of its performance internally to evaluate its ongoing operations and to allocate resources within the organization. Our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. However, we have presented such non-GAAP financial measures to provide investors with an additional tool to evaluate our operating results and to have a better understanding of the overall performance of the business and its ability to perform in subsequent periods.

The following represents how Equinix calculated EBITDA, broken out by geographic regions (in thousands):

	UNITED STATES	ASIA-PACIFIC	CONSOLIDATED
	For the three months ended September 30, 2003	For the three months ended September 30, 2003	For the three months ended September 30, 2003

Loss from operations	$(10,761)	$(3,525)	$(14,286)
Depreciation, amortization and accretion expense	13,430	1,744	15,174
Stock-based compensation expense	492	—	492

EBITDA	$3,161	$(1,781)	$1,380